EXHIBIT 99

4750 Ashwood Drive • Cincinnati, OH 45241 • T: 513.469.5352 • F: 513.469.5360

FOR IMMEDIATE RELEASE: Friday, March 5, 2010	CONTACT: Thomas H. Siemers President and CEO (513) 469-5352

First Franklin Corporation (FFHS) Announces Leadership Changes; Board Appointments;
2009 Year End and Fourth Quarter Results

CINCINNATI (OH) – March 5, 2010: First Franklin Corporation (NASDAQ: FFHS), the parent of Franklin Savings and Loan Company (Cincinnati, Ohio), today announced changes in corporate leadership, new appointments to its board of directors and the board of directors of its subsidiary, Franklin Savings and Loan Company, and its earnings for the quarter and year that ended on December 31, 2009.

Changes in Corporate Leadership: As previously announced, Thomas H. Siemers, Chairman, President and CEO of First Franklin Corporation and Chairman of Franklin Savings and Loan Company, has informed the board of directors of the Corporation of his decision to retire effective March 31, 2010. Mr. Siemers will continue to serve on the First Franklin Corporation and Franklin Savings and Loan Company boards. The board of directors has selected John “Jack” Kuntz to replace Mr. Siemers as Chairman, President and CEO of First Franklin Corporation and Chairman of Franklin Savings and Loan Company effective April 1, 2010. Gretchen Schmidt, President and CEO of Franklin Savings and Loan Company, will continue in her current leadership role. Mr. Kuntz has been involved in the financial services industry in various capacities for the majority of his working life, including 22 years with Intrieve Incorporated, a national provider of technology services to financial institutions. He served as President and CEO of Intrieve when it was acquired by Harland Financial Solutions in 2005.

First Franklin Board of Directors Appointment: First Franklin Corporation, the holding company for Franklin Savings and Loan, appointed Steven R. Sutermeister to its board of directors on March 1, 2010.  Mr. Sutermeister will serve on the audit and nominating committees.  He currently serves on the Franklin Savings board of directors and replaces John L. Nolting who retired from the First Franklin Corporation’s board of directors.  Mr. Nolting has been a director of First Franklin since its inception in 1987 and will remain a director of Franklin Savings.

Mr. Sutermeister has spent the last 18 years in senior leadership positions with the Union Central Life Insurance Company, the largest of three insurance companies that comprise the UNIFI Companies. He served most recently as Senior Vice President and previously as Chief Investment Officer of the company, as well as the President of Summit Investment Partners, a subsidiary of Union Central. Prior to coming to Cincinnati, Sutermeister spent 12 years in senior management positions with Washington Square Capital and Salomon Brothers Inc. in Chicago. Sutermeister earned an MBA from the Kellogg School of Management at Northwestern University. Active in the community, Sutermeister is presently involved with the Cincinnati Arts Association, Miami University’s Farmer School of Business, and the United Way of Greater Cincinnati, among others.

Franklin Savings Company Board of Directors Appointment: Franklin Savings has appointed J. Craig Rambo to its Board of Directors. Mr. Rambo has over 39 years of company management, architectural design, planning and business development experience. Over the last 17 years as the principal owner of McGill Smith Punshon, Inc., he has managed the architectural and engineering design firm as President and Chairman of the Board. Rambo earned his bachelor’s degree in architecture from Miami University. His community involvement includes pro-bono work for the Cincinnati Homeless Drop-In Center and Nast Trinity Church, as well as board positions at St. Joseph Home, Butler County United Way, and the West Chester Chamber Alliance, among others.

Earnings for 4th Quarter and Year (2009): The Corporation reported a net loss for the fourth quarter of 2009 of $674,000 ($0.40 per basic share) and a loss for the year ended December 31, 2009 of $1.54 million ($0.92 per basic share). This compares to a net loss of $597,000 ($0.36 per basic share) for the fourth quarter of 2008 and a loss of $1.41 million ($0.84 per basic share) for the twelve months ended December 31, 2008.

Thomas H. Siemers, President and CEO, stated, “Without question, the real estate market continues to be a drag on our earnings. As property values continue to feel the effect of the challenging economic environment, we have recorded losses on the sale of properties and incurred increased expenses on properties we own to ensure those assets are marketable and safe. Despite this very challenging operating environment, we remain a well-capitalized institution. Our core capital ratio (7.15%) and risk-based capital ratio (11.27%) are above federal guidelines. As we witness each day the dramatic and historic changes in the world of financial institutions, I have tremendous confidence in the future of this institution and its current and future leadership.”

The Corporation recorded loan loss provisions of $2.83 million, losses on the sale of real estate owned of $635,000 and real estate owned expenses of $258,000 during 2009. In 2008, the Corporation recorded loan loss provisions of $2.70 million, losses on the sale of real estate owned of $370,000 and real estate owned expenses of $128,000.

# # #

About First Franklin Corporation: First Franklin Corporation is a savings and loan holding company that was incorporated under the laws of the State of Delaware in September 1987. It owns all of the outstanding common stock of The Franklin Savings and Loan Company which has eight locations in the Greater Cincinnati (OH) market. First Franklin Corporation’s common stock is traded on the NASDAQ Global Market under the symbol “FFHS”. Additional information about First Franklin and Franklin Savings can be found on the company’s Web site: www.franklinsavings.com.